UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                            The Steak n Shake Company
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                   Common Stock, stated value $0.50 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   857873-10-3
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

--------------------------------------------------------------------------------
        Jon L. Mosle                                   Marc L. Lipshy
    HBK Investments L.P.                            Hudson Advisors LLC
300 Crescent Court, Suite 700               717 North Harwood Street, Suite 2100
     Dallas, Texas 75201                            Dallas, Texas 75201
       (214) 758-6107                                  (214) 754-8430
--------------------------------------------------------------------------------
                                 with a copy to:

                              Jeffrey B. Hitt, Esq.
                           Weil, Gotshal & Manges LLP
                          200 Crescent Court, Suite 300
                               Dallas, Texas 75201
                                 (214) 746-7700
--------------------------------------------------------------------------------
          ( NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                       RECEIVE NOTICES AND COMMUNICATIONS)


                                  July 2, 2007
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 2 of 24
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          HBK MASTER FUND L.P.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                WC

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              CAYMAN ISLANDS

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [  ]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- ----------------------------------------------------------------------------------------------------------------




                                       2

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 3 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          HBK FUND L.P.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                WC

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         0
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    0

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        0

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           0%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- ----------------------------------------------------------------------------------------------------------------




                                       3

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 4 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          HBK INVESTMENTS L.P.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                WC

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- ----------------------------------------------------------------------------------------------------------------





                                       4

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 5 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          HBK SERVICES LLC
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                WC

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- ----------------------------------------------------------------------------------------------------------------





                                       5

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 6 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          HBK PARTNERS II L.P.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                WC

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- ----------------------------------------------------------------------------------------------------------------





                                       6

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 7 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          HBK MANAGEMENT LLC
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                WC

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- ----------------------------------------------------------------------------------------------------------------





                                       7

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 8 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          LSF5 INDY INVESTMENTS, LLC
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                OO

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [  ]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- ----------------------------------------------------------------------------------------------------------------






                                       8

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 9 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          LSF5 INDY HOLDINGS, LLC
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                OO

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- ----------------------------------------------------------------------------------------------------------------






                                       9

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 10 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          LSF5 REOC VII, L.P.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                OO

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- ----------------------------------------------------------------------------------------------------------------





                                       10

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 11 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          LSF5 GENPAR VII, LLC
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                OO

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- ----------------------------------------------------------------------------------------------------------------






                                       11

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 12 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          LONE STAR FUND V (U.S.), L.P.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                OO

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              DELAWARE

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- ----------------------------------------------------------------------------------------------------------------





                                       12

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 13 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          LONE STAR PARTNERS V, L.P.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                OO

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              BERMUDA

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          PN

------------------- ----------------------------------------------------------------------------------------------------------------






                                       13

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 14 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          LONE STAR MANAGEMENT CO. V, LTD.
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                OO

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              BERMUDA

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- ----------------------------------------------------------------------------------------------------------------






                                       14

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 15 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          JOHN P. GRAYKEN
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                OO

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              IRELAND

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:                         1,324,150
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:                    1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        1,324,150

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           4.7%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          OO

------------------- ----------------------------------------------------------------------------------------------------------------





                                       15

------------------------------------------------------------------------------------------------------------------------------------
    CUSIP No. 857873-10-3                                                  13D                       Page 16 of 24
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                          ROBERT J. STETSON
                    I.R.S. IDENTIFICATION NO.
                    OF ABOVE PERSON (ENTITIES ONLY):
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (A) [_]
                                                                                                                             (B) [X]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                PF

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:              UNITED STATES

------------------------------ ------- ---------------------------------------------------------------------------------------------
          NUMBER OF              7     SOLE VOTING POWER:                           55,426(1)
           SHARES
                               ------- ---------------------------------------------------------------------------------------------
        BENEFICIALLY             8     SHARED VOTING POWER:
          OWNED BY
                               ------- ---------------------------------------------------------------------------------------------
            EACH                 9     SOLE DISPOSITIVE POWER:                      55,426(1)
          REPORTING
                               ------- ---------------------------------------------------------------------------------------------
         PERSON WITH             10    SHARED DISPOSITIVE POWER:

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:        55,426(1)

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                      [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           0.2%

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                          IN

------------------- ----------------------------------------------------------------------------------------------------------------



(1) Includes 15,000 shares held in the account of a family member over which he has sole voting and dispositive power.

                                  SCHEDULE 13D
                                  ------------

         EXPLANATORY NOTES: This Amendment No. 1 to Schedule 13D (this "Amendment") is being filed by Robert J. Stetson and the HBK Reporting Persons and Lone Star Reporting Persons (collectively, the "Reporting Persons") identified in the Schedule 13D filed on June 25, 2007 (the "Schedule 13D") with the Securities and Exchange Commission relating to the shares of common stock, stated value $0.50 per share, of The Steak n Shake Company. The Schedule 13D is hereby amended and supplemented by the Reporting Persons as set forth below in this Amendment. Capitalized terms used but not defined in this Amendment shall have the meanings given in the Schedule 13D.

         ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The last sentence of Item 3 is hereby amended and restated in its entirety as follows:

         On July 2, 2007, HBK Master and HBK Fund sold an aggregate of 925,650 shares of SNS Common Stock to Indy Investment pursuant to the Investment Letter Agreement described in Item 6 below for an aggregate purchase price of $14,152,234.24, which amount was paid in cash.

         ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         The disclosure in paragraphs (a) and (b) of Item 5 is hereby amended and restated in its entirety as follows:

         (a) and (b) The respective percentages set forth below are based on 28,450,690 shares of SNS Common Stock outstanding as of May 9, 2007, as reported by the Issuer in its Form 10-Q for the sixteen weeks ended April 11, 2007, filed with the Securities and Exchange Commission on May 18, 2007.

         By virtue of the relationships among the Reporting Persons described herein, the Reporting Persons may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the SNS Common Stock beneficially owned by the members of the group as a whole. As of July 2, 2007, the Reporting Persons beneficially owned in the aggregate 2,703,726 shares of SNS Common Stock, which represents approximately 9.5% of the outstanding SNS Common Stock. Except as set forth herein, each of the Reporting Persons expressly disclaims beneficial ownership of such shares held by any other members of such group.

         HBK Master has direct beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         HBK Fund has direct beneficial ownership of 0 shares of SNS Common Stock, which represents 0% of the outstanding SNS Common Stock.

         HBK Master and HBK Fund have delegated discretion to vote and dispose of the SNS Common Stock to HBK Investments. HBK Investments, as a result of such delegations, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         HBK Investments has delegated discretion to vote and dispose of the SNS Common Stock to HBK Services. HBK Services, as a result of such delegation, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         HBK Partners, as the general partner of HBK Investments, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         HBK Management, as the general partner of HBK Partners and the managing member of HBK Services, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         Indy Investments has direct beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         Indy Holdings, as the sole member of Indy Investments, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         REOC VII, as the managing member of Indy Holdings, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         GenPar VII, as the general partner of REOC VII, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         Fund V, as the general partner of GenPar VII, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         Lone Star Partners, as the general partner of Fund V, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         Lone Star Management, as the general partner of Lone Star Partners, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         Mr. Grayken, as the sole shareholder of Lone Star Management, has indirect beneficial ownership of 1,324,150 shares of SNS Common Stock, which represents approximately 4.7% of the outstanding SNS Common Stock.

         Mr. Stetson has direct beneficial ownership of 55,426 shares of SNS Common Stock, which represents approximately 0.2% of the outstanding SNS Common Stock. Of such 55,426 shares, 15,000 shares of SNS Common Stock are held in an account for a family member over which he has sole voting and dispositive power.

         The Cover Pages of this Schedule 13D are incorporated herein by reference.


         ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         The disclosure in Item 6 is hereby supplemented by adding the following after the last sentence thereof:

         On July 2, 2007, Indy Investment purchased 158,805 shares of SNS Common Stock from HBK Master and 766,845 shares of SNS Common Stock from HBK Fund for an aggregate purchase price of $14,152,234.24 pursuant to the Investment Letter Agreement.

                                   Signatures
                                   ----------

           After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this
Schedule 13D with respect to such person is true, complete and correct.

Dated: July 3, 2007

                                            HBK MASTER FUND L.P.
                                            BY: HBK SERVICES LLC
                                                INVESTMENT ADVISOR

                                            BY:    /S/ JON L. MOSLE
                                                   -----------------------------
                                            NAME:  JON L. MOSLE
                                            TITLE: AUTHORIZED SIGNATORY (1)



                                            HBK FUND L.P.
                                            BY: HBK SERVICES LLC
                                                INVESTMENT ADVISOR

                                            BY:    /S/ JON L. MOSLE
                                                   -----------------------------
                                            NAME:  JON L. MOSLE
                                            TITLE: AUTHORIZED SIGNATORY (1)



                                            HBK INVESTMENTS L.P.

                                            BY:    /S/ JON L. MOSLE
                                                   -----------------------------
                                            NAME:  JON L. MOSLE
                                            TITLE: AUTHORIZED SIGNATORY (1)

               [Signature Page to Amendment No. 1 to Schedule 13D]

                                            HBK SERVICES LLC

                                            BY:    /S/ JON L. MOSLE
                                                   -----------------------------
                                            NAME:  JON L. MOSLE
                                            TITLE: AUTHORIZED SIGNATORY (1)



                                            HBK PARTNERS II L.P.
                                            BY: HBK MANAGEMENT LLC
                                                GENERAL PARTNER

                                            BY:    /S/ JON L. MOSLE
                                                   -----------------------------
                                            NAME:  JON L. MOSLE
                                            TITLE: AUTHORIZED SIGNATORY (1)



                                            HBK MANAGEMENT LLC

                                            BY:    /S/ JON L. MOSLE
                                                   -----------------------------
                                            NAME:  JON L. MOSLE
                                            TITLE: AUTHORIZED SIGNATORY (1)



(1) AN AUTHORIZATION CERTIFICATE AUTHORIZING JON L. MOSLE TO ACT ON BEHALF OF EACH REPORTING PERSON WAS PREVIOUSLY FILED.

               [Signature Page to Amendment No. 1 to Schedule 13D]

                                  LSF5 INDY INVESTMENTS, LLC

                                  BY:    /S/ MARC L. LIPSHY
                                         ---------------------------------------
                                  NAME:  MARC L. LIPSHY
                                  TITLE: VICE PRESIDENT



                                  LSF5 INDY HOLDINGS, LLC

                                  BY:    /S/ MARC L. LIPSHY
                                         ---------------------------------------
                                  NAME:  MARC L. LIPSHY
                                  TITLE: VICE PRESIDENT



                                  LSF5 REOC VII, L.P.
                                  BY: LSF5 GENPAR VII, LLC, ITS GENERAL PARTNER

                                  BY:    /S/ MARC L. LIPSHY
                                         ---------------------------------------
                                  NAME:  MARC L. LIPSHY
                                  TITLE: VICE PRESIDENT



                                  LSF5 GENPAR VII, LLC

                                  BY:    /S/ MARC L. LIPSHY
                                         ---------------------------------------
                                  NAME:  MARC L. LIPSHY
                                  TITLE: VICE PRESIDENT

               [Signature Page to Amendment No. 1 to Schedule 13D]

                                  LONE STAR FUND V (U.S.), L.P.
                                  BY: LONE STAR PARTNERS V, L.P.,
                                      ITS GENERAL PARTNER

                                  BY: LONE STAR MANAGEMENT CO. V, LTD.,
                                      ITS GENERAL PARTNER

                                  BY:    /S/ MARC L. LIPSHY
                                         ---------------------------------------
                                  NAME:  MARC L. LIPSHY
                                  TITLE: VICE PRESIDENT



                                  LONE STAR PARTNERS V, L.P.
                                  BY: LONE STAR MANAGEMENT CO. V, LTD.,
                                      ITS GENERAL PARTNER

                                  BY:    /S/ MARC L. LIPSHY
                                         ---------------------------------------
                                  NAME:  MARC L. LIPSHY
                                  TITLE: VICE PRESIDENT



                                  LONE STAR MANAGEMENT CO. V, LTD.

                                  BY:    /S/ MARC L. LIPSHY
                                         ---------------------------------------
                                  NAME:  MARC L. LIPSHY
                                  TITLE: VICE PRESIDENT



                                  /S/ JOHN P. GRAYKEN
                                  ----------------------------------------------
                                  JOHN P. GRAYKEN

               [Signature Page to Amendment No. 1 to Schedule 13D]

                                  /S/ ROBERT J. STETSON
                                  ----------------------------------------------
                                  ROBERT J. STETSON

               [Signature Page to Amendment No. 1 to Schedule 13D]